Exhibit 99.1

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics, Inc. (CTI) Reports Third Quarter Financial Results and Milestones

-Pixantrone New Drug Application (“NDA”) resubmitted for Review in U.S.

-Marketing Authorization Application (“MAA”) for European Union on path for potential recommendation Q1-2012

- 2nd Independent Radiology Panel Confirms Statistical Significance of Response and Progression Endpoints of PIX301 Pivotal Trial

- Total operating expenses down from same nine month period in 2010 and net operating burn in line with guidance

October 25, 2011 Seattle—Cell Therapeutics, Inc. (“CTI” or the “Company”) (NASDAQ and MTA: CTIC) today reported its financial results for the third quarter ended September 30, 2011.

“This has been a very exciting quarter for the Company as we move pixantrone one step closer to potential approval in both the U.S. and E.U.,” noted James A. Bianco, M.D., CEO of Cell Therapeutics, Inc. “We believe the data contained in the resubmitted NDA confirms the confidence in the efficacy endpoints and also addresses the other requests made by the Food and Drug Administration (the “FDA”). With the day 180 responses regarding our MAA expected this quarter along with the expected reporting of final data on the tosedostat phase II study at the American Society of Hematology’s annual meeting, the fourth quarter is shaping up to reflect the solid progress we have made in 2011.”

www.CellTherapeutics.com

Recent Highlights

•	Resubmitted the pixantrone NDA to the FDA for review to treat relapsed or refractory aggressive non-Hodgkin’s lymphoma (“NHL”) for patients who have failed two or more prior lines of therapy.

•	Announced second independent radiology assessment confirmed the statistical robustness of the PIX301 efficacy data.

•	FDA confirmed that the NDA would receive a six month review after resubmission resulting in potential accelerated approval as early as April 2012.

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Appointed Reed V. Tuckson, M.D., F.A.C.P., to CTI’s Board of Directors. Dr. Tuckson is the Executive Vice President and Chief of Medical Affairs at UnitedHealth Group, the Minnesota-based Fortune 25 diversified health care company that employs more than 87,000 people worldwide and serves more than 75 million Americans. Dr. Tuckson oversees the clinically-related programs of the company’s six operating businesses and the work of more than 10,000 clinically-related personnel.

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Submitted Day 120 response to the European Medicine Agency’s (the “EMA”) Committee for Medicinal Products for Human Use (“CHMP”) in regards to CTI’s MAA for pixantrone to treat relapsed or refractory aggressive NHL. Potential recommendation in the first quarter of 2012.

•	Requested meeting with the FDA to discuss the protocol for the phase III clinical trial of tosedostat to treat relapsed or refractory myelodysplatic syndrome (“MDS”).

For the quarter ended September 30, 2011, total operating expenses were $15.3 million compared to $13.0 million for the same period in 2010. Net loss attributable to common shareholders was $29.7 million ($0.16 per share) for the quarter ended September 30, 2011 compared to a net loss attributable to common shareholders of $15.6 million ($0.13 per share) for the same period in 2010. The increase in net loss attributable to our common shareholders is mainly due to $13.0 million in non-cash deemed dividends on preferred stock issuances and a $2.4 million increase in research and development expenses primarily associated with the pixantrone PIX306 clinical study.

For the nine months ended September 30, 2011, total operating expenses declined to $52.3 million, which included a one-time upfront payment of $5.0 million related to the licensing of tosedostat from Chroma Therapeutics Ltd., compared to $58.8 million for the same period in 2010. Net loss attributable to common shareholders was $103.2 million ($0.62 per share), compared to a net loss attributable to common shareholders of $113.4 million ($1.03 per share) for the same period in 2010. For the nine month period, the decrease in net loss is mainly due to a decrease in selling, general and administrative expenses.

www.CellTherapeutics.com

CTI had approximately $45.2 million in cash and cash equivalents as of September 30, 2011, which does not include approximately $8.2 million in other proceeds received in October 2011 in connection with the settlement of a lawsuit.

Conference Call Information

On Tuesday, October 25, 2011, at 8:30 a.m. Eastern/2:30 p.m. Central European/5:30 a.m. Pacific Time, members of CTI’s management team will host a quarterly conference call to discuss CTI’s 2011 third quarter achievements and financial results.

Conference Call Numbers

Tuesday, October 25, 2011 8:30 a.m. Eastern/2:30 p.m. Central European/5:30 a.m. Pacific Time

1-877-941-6010 (US Participants)

1-480-629-9723 (International)

Call-back numbers for post-listening available at 11:30 a.m. Eastern Time:

1-800-406-7325 (US Participants)

1-303-590-3030 (International)

Passcode: 4481372#

Live audio webcast at www.celltherapeutics.com will be archived for post-call listening approximately two hours after call ends.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.CellTherapeutics.com.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading price of CTI’s securities. Specifically, the risks and uncertainties that could affect the development of CTI’s drug candidates include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general, and with pixantrone in particular, including, without limitation, the potential failure of pixantrone to prove safe and effective for the treatment of relapsed or refractory aggressive NHL and/or other tumors as determined by the FDA and/or the EMA, that CTI may not receive accelerated approval for pixantrone from the FDA, that CTI may not obtain a PDUFA decision date in April 2012, that approval of pixantrone in the U.S. may not occur as early as April 2012, that CTI may not receive the day 180 responses regarding the MAA during the fourth quarter of 2011, the final data on the tosedostat phase II study may not be reported during the fourth quarter of 2011, that CTI may not receive an recommendation from CHMP by the first quarter of 2012, that the EMA may not approve CTI’s MAA for pixantrone and/or the EMA may not make a recommendation for approval of CTI’s MAA for pixantrone during the first quarter of 2012, the potential failure of tosedostat to prove safe and effective for the treatment of relapsed MDS, acute myeloid leukemia (“AML”), multiple myeloma, blood related cancers and solid tumors as determined by the FDA and/or the EMA, that the FDA may not accept the proposed clinical

www.CellTherapeutics.com

trial of tosedostat and/or may request additional trials, that CTI cannot predict or guarantee the pace or geography of enrollment of its clinical trials, that CTI may not be able to sustain its current cost controls, and that CTI may not be able to continue to raise capital as needed to fund its operations, competitive factors, technological developments, costs of developing, producing and selling pixantrone. Further risks and uncertainties include that CTI continues to have a substantial amount of debt outstanding and the quarterly interest expense associated with the debt is significant, CTI’s operating expenses continue to exceed its net revenues, that CTI may not be able to further reduce its operating expenses, that CTI will continue to need to raise capital to fund its operating expenses and may not be able to raise sufficient amounts to fund its continued operation as well as other risks listed or described from time to time in CTI’s most recent filings with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K. Except as required by law, CTI does not intend to update any of the statements in this press release upon further developments.

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Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

F: 206.272.4434

E: deramian@ctiseattle.com

www.celltherapeutics.com/media.htm

Investors Contact:

Ed Bell

T: 206.282.7100

Lindsey Jesch Logan

T: 206.272.4347

F: 206.272.4434

E: invest@ctiseattle.com

www.celltherapeutics.com/investors.htm

www.CellTherapeutics.com

Cell Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except for per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues:
License and contract revenue	$—	$—	$—	$319

Total revenues	—	—	—	319

Operating expenses:
Research and development	7,530	5,101	26,982	19,375
Selling, general and administrative	7,760	7,893	25,297	39,378

Total operating expenses	15,290	12,994	52,279	58,753

Loss from operations	(15,290)	(12,994)	(52,279)	(58,434)
Other income (expense):
Investment and other income (expense), net	29	(23)	54	240
Interest expense	(204)	(385)	(855)	(1,948)
Amortization of debt discount and issuance costs	(129)	(166)	(436)	(600)
Foreign exchange gain (loss)	(1,133)	1,000	(56)	(300)
Debt conversion expense	—	—	—	(2,031)

Net loss before noncontrolling interest	(16,727)	(12,568)	(53,572)	(63,073)
Noncontrolling interest	65	46	179	149

Net loss attributable to CTI	(16,662)	(12,522)	(53,393)	(62,924)
Dividends and deemed dividends on preferred stock	(13,023)	(3,085)	(49,817)	(50,519)

Net loss attributable to CTI common shareholders	$(29,685)	$(15,607)	$(103,210)	$(113,443)

Basic and diluted net loss per common share	$(0.16)	$(0.13)	$(0.62)	$(1.03)

Shares used in calculation of basic and diluted net loss per common share	184,997	118,591	165,724	109,874

Balance Sheet Data:			(amounts in thousands)
			September 30, 2011	December 31, 2010
			(unaudited)
Cash and cash equivalents			$45,212	$22,649
Working capital			19,096	(14,165)
Total assets			62,850	53,592
Convertible debt			12,429	22,308
Accumulated deficit			(1,696,917)	(1,576,643)
Total shareholders’ equity (deficit)			15,493	(5,145)